Exhibit 10.8

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS.

FORM OF TERMINALLING AND STORAGE AGREEMENT

by and between

SEMMATERIALS, L.P.,

(“Customer”)

and

SEMMATERIALS ENERGY PARTNERS, L.L.C.

(“Owner”)

dated as of

            , 2008

ATTACHMENT A

ATTACHMENT A-1

ATTACHMENT B

i

TERMINALLING AND STORAGE AGREEMENT

This Terminalling and Storage Agreement (the “Agreement”) is entered into this      day of             , 2008 (the “Effective Date”) and is made by and between SemMaterials Energy Partners, L.L.C., a Delaware limited liability company (“Owner”), and SemMaterials, L.P., an Oklahoma limited liability company (“Customer”, each of Owner and Customer sometimes referred to individually as “Party” and collectively as the “Parties”).

R E C I T A L S

WHEREAS, Owner owns and operates certain asphalt cement and residual fuel storage terminals; and

WHEREAS, Owner desires to provide terminalling and storage services to Customer for Customer’s asphalt cement and residual fuel inventory and Customer desires to receive said services at such storage terminals on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions.

Section 1. Definitions.

In this Agreement, unless the context requires otherwise, the terms defined in the preamble have the meanings indicated and the following terms will have the meanings indicated below:

“Affiliate” means, in relation to a Party, any Person that (i) directly or indirectly controls such Party, (ii) is directly or indirectly controlled by such Party or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Party. For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of equity interests or voting power or control in fact of the entity or Person or otherwise. For purposes of this Agreement, Owner and its affiliates shall not be deemed to be Affiliates of Customer and its affiliates.

“Applicable Law” means, with respect to any Governmental Authority, (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any other Governmental Authority and (iii) any license, permit or compliance requirement, in each case applicable to either Party and as amended or modified from time to time.

“Barrel” means 42 U.S. Gallons.

“Base Terminalling Fee” has the meaning indicated in Attachment “A”.

“Business Day” means each calendar day, excluding Saturdays, Sundays, or other holidays observed by Owner.

“Contract Year” means a period of 365 consecutive days commencing on January 1, 2009 and each successive period of 365 consecutive days during the Term of this Agreement with the exception of (i) any Contract Year in which February has 29 days when the period will be 366 consecutive days, and (ii) the initial Contract Year which shall begin on the Effective Date, and end December 31, 2008.

“Force Majeure” means (i) strikes, lockouts or other industrial disputes or disturbances, (ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, riots, civil disturbances or sabotage, (iii) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which may necessitate the precautionary shut-down of pipelines, trucks, docks, loading and unloading facilities storage tanks or other related facilities, floods, washouts, freezing of machinery, equipment, or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, tidal waves, perils of the sea and other adverse weather conditions or unusual or abnormal conditions of the sea or other water, (iv) arrests and restraints of, or other interference or restrictions imposed by, governments (either federal, state, civil or military and whether legal or de facto or purporting to act under some constitutions, decree, law or otherwise), necessity for compliance with any court order, or any law, statue, ordinance, regulation, or order promulgated by a Governmental Authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization or (v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, electric power shortages, breakdown or injury of trucks or vessels or any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension of its obligations under this Agreement pursuant to Section 10 and which by the exercise of reasonable due diligence such Party is unable to prevent or overcome. Such term will likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and in those instances where either Party is required to furnish materials and supplies for the purpose of constructing or maintaining facilities to enable such Party to fulfill its obligations under this Agreement, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies. If Owner is claiming a suspension of its obligations under this Agreement pursuant to Section 10, any of the above listed events or circumstances will constitute a Force Majeure upon the first occurrence of the event or circumstance. If Customer is claiming a suspension of its obligations under this Agreement, an event or circumstance will not constitute a Force Majeure unless and until it has occurred and continues for thirty (30) consecutive days.

“Gallon” means a U.S. gallon of 231 cubic inches corrected to 60 degrees Fahrenheit.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local or municipal governmental body, agency, instrumentality, board, bureau, commission, department, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Indemnified Party” has the meaning assigned to such term in Section 18.1.

“Indemnifying Party” has the meaning assigned to such term in Section 18.1.

“Independent Inspector” means a licensed Person who performs sampling, quality analysis and quantity determination of the Product received or delivered.

“Interest Rate” means the one-month London Interbank Offered Rate.

“Liability” means any obligation, liability, charge, deficiency, assessment, interest, penalty, judgment, award, cost or expense of any kind (including reasonable attorneys’ fees, other fees, court costs and other disbursements). The term also includes any liability that directly or indirectly arises out of or is related to any claim, proceeding, judgment, settlement or judicial or administrative order made or commenced by any third party or Governmental Authority.

“Minimum Storage Commitment” means the commitment by Customer to use and pay for the level of storage services to be provided by Owner as set forth in Attachment “A”.

“Minimum Throughput Commitment” means the commitment by Customer to use and pay for the level of throughput services to be provided by Owner as set forth in Attachment “A”.

“Minimum Use Commitments” means collectively the Minimum Storage Commitment and the Minimum Throughput Commitment.

“Month” means a calendar month.

“Product” means each of the products described in Attachment “B” which are owned by or for the account of the Customer.

“Product Loss” means any loss of Product occurring as a result of any contamination, adulteration, mislabeling, misidentification or other loss of or damage to Product caused by the failure of the Owner to use reasonable industry procedures in the handling, testing or storage of Product, provided Product Loss shall not include the result of loss of or damage to Product (i) associated with circumstances involving Force Majeure, (ii) caused by the act or omission of Customer, (iii) due to normal Product evaporation, shrinkage, clingage, (iv) Product measurement inaccuracies within tolerance acceptable under current industry practices, (v) associated with any regrading of Product resulting from commingling of Product in the Storage Tanks or (vi) any other loss for any reason whatsoever, provided such loss does not exceed one-half of one percent (0.5%) of Customer’s Product then in the custody of Owner.

“Storage Tanks” those asphalt cement and residual fuel storage tanks located at the Terminals and used to provide the terminalling and storage services to Customer pursuant to this Agreement.

“Term” has the meaning indicated in Attachment “A”.

“Terminals” has the meaning indicated in Attachment “A” and Attachment “A-1”.

“Third Party” means any entity other than Owner, Customer or their Affiliates.

“Third Party Claim” has the meaning assigned to such term in Section 18.3.

“Ton” means a U.S. short ton of 2,000 pounds.

Section 2. Services, Statements, Invoices, Documents and Records.

2.1 Owner will provide to or for Customer the following storage and terminalling services related to the receipt of Product at the Terminals and to the storage, terminalling and delivery of Product into and out of the Storage Tanks (collectively, the “Services”):

(a) Receive and unload all Product delivered by Customer to the Terminals from time to time during the term of this Agreement;

(b) Move the off-loaded Product described in Section 2.1(a) and load such Product into the Storage Tanks;

(c) Store and terminal the off-loaded Product up to the capacity limits of the Storage Tanks;

(d) Move Product among Storage Tanks at a particular location as requested by Customer;

(e) Provide all pumping and heating necessary for proper performance of each of the foregoing services, including heating facilities adequate to maintain the temperature of Product as requested by Customer;

(f) Take samples of Product from various delivering vessels before unloading, representing a composition of quality for the lot delivered, as requested by Customer;

(g) Prepare all tank or vessel gauging reports, bills of lading and other receiving papers and deliver copies thereof to Customer at such times and places as it may reasonably request;

(h) Keep records and accounts and make reports relating to Product received in storage and withdrawn from storage; and

(i) Present all required terminal documents and invoices to Customer which are suitably detailed for payment.

2.2 The Services will be performed in a manner consistent with the prior operating practices of the Terminals and Storage Tanks and in compliance with Applicable Law. Owner may adapt its performance of the Services in order to be consistent with industry practices, in order to meet the requirements of health and safety laws, rules and regulations and in order to achieve the efficient utilization of the Terminals Storage Tanks.

2.3 Within twenty-five (25) days following the end of each Month during the Term of this Agreement, Owner will submit to Customer statements recording the volume of Customer’s Product received into the Terminals and delivered from the Storage Tanks during such Month calculated in accordance with the terms hereof together with an invoice for amounts due under this Agreement for Services provided during such Month.

2.4 Except as provided below in this paragraph, each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and will retain copies of all such records for a period of not less than two (2) years following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may at its sole cost, during the Term of this Agreement and thereafter during the aforesaid two year period, inspect such records of the other Party during normal business hours at the other Party’s place of business. Unless a Party has taken written exception to a statement or invoice within two (2) years following the end of the year in which the statement or invoice is delivered, the statement or invoice shall be conclusively presumed to be true and correct. No Party shall be required to retain an invoice or statement that has become indisputable pursuant to the aforesaid conclusive presumption.

Section 3. Fees, Charges and Taxes.

3.1 Customer will pay Owner the fees, rates and charges set forth in Attachment “A” with respect to the Services. All such payments, as well as any taxes and other amounts to which Owner is entitled under this Agreement, shall be paid in accordance with the terms and conditions set forth in this Agreement.

3.2 All fees and charges reflected in Owner’s invoices are due and payable within fifteen (15) Business Days of the receipt of Owner’s invoice. Payment must be made by electronic wire transfer of same day available federal funds to Owner’s account and bank, both as indicated on Owner’s invoice. Invoices may be sent by electronic mail and telephone facsimile. If Customer disputes any portion of an invoice, Customer must pay the undisputed portion of the invoice. Overdue amounts or disputed amounts that are resolved in favor of the Owner will accrue interest at the Interest Rate from the date that payment is due until paid in full. Customer will pay all of Owner’s costs (including reasonable attorney’s fees and court costs) of collecting past due payments and late payment charges, whether or not suit is brought.

3.3 Customer will pay any and all taxes, fees or other charges and assessments imposed on the Services, including sales or other excise taxes on the storage and throughput services. Customer will also pay any ad valorem or property ownership taxes, if any, on Customer’s Product located at the Terminals or in the Storage Tanks and Customer’s other property, if any. Owner shall be responsible for and pay all other applicable taxes levied upon Owner, including its own income and franchise taxes and any property and ad valorem taxes levied on the Terminals and Storage Tanks.

3.4 If Customer is unable for a period of time to deliver to Owner the volumes of Product required to meet any of the Minimum Use Commitments set out in Attachment “A” as a result of Owner’s operational difficulties, closing of any Terminal or Storage Tank as provided in Section 4.1, prorationing or difficulties in delivery to any Terminal or Storage Tank that Customer is otherwise ready, willing and able to deliver (a “Reduced Minimum Use Commitment Period”), then upon written notice by Customer to Owner, the Minimum Use Commitments will be reduced proportionately during the Reduced Minimum Use Commitment Period, and Customer shall be entitled to receive a credit or refund to the extent the payments made by Customer in respect of the Reduced Minimum Use Commitment Period exceed the reduced Minimum Use Commitments.

Section 4. Operations, Receipts and Deliveries.

4.1 Receipts and deliveries of Product will be handled within the normal business hours of the Terminals. Owner may, with Customer’s prior approval, make temporary changes in the business hours of a Terminal or temporarily close any Terminal or Storage Tank because of an extraordinary event. Owner will notify Customer of such temporary changes or closure in advance, or as soon after implementation as is practicable. Owner will not be responsible for the payment of any costs incurred by Customer or its transportation carrier for any delay in receiving or delivering Product or any other costs or fees, except to the extent such delays are attributable to Owner’s inability to provide the Services other than an event of Force Majeure covered by Section 10 hereof.

4.2 Customer must arrange for and pay all Third Party costs related to the delivery of Customer’s Product to the Terminals and from the Storage Tanks. Owner is not responsible for such Third Party costs. Unless otherwise provided by Owner in writing, Customer must provide notice reasonably acceptable to Owner containing all necessary instructions, including without limitation, the identity and quantity and any other specifications of the Product and the tentative date of delivery to the Terminals (the “Scheduling Notice”). Each Scheduling Notice delivered hereunder by Customer for deliveries of Product to a Terminal shall be sent to those individuals that Owner has specified to Owner to receive such Scheduling Notice for the applicable Terminal with respect to such Product delivery.

4.3 Subject to the restrictions of Attachment “A”, Owner will deliver to Customer, or to such Third Parties as Customer may direct, the Product held by Owner in the Storage Tanks for the account of Customer. Customer is responsible for providing to Owner documentation required to authorize deliveries for or on its behalf from the Storage Tanks.

4.4 Owner will provide the Services to Customer only with respect to Product. Customer will have access to the Terminals and Storage Tanks for other products only with prior written notice to and consent by Owner. Any other product approved by Owner will then become part of “Product” as defined in this Agreement. If a special method of providing the Services is required for Product, then Customer must notify Owner in sufficient time to enable Owner to consider whether, in Owner’s sole discretion, it will accept the proposed changes in the method of delivering the Services and to take the necessary preparatory measures if it agrees with such changes. Absent such notice and absent Owner’s written approval with respect to changes in the Product or the method of delivering the Services, Owner will not be liable for losses or damage incurred during the terminalling and storage of Product (except for losses and damages resulting from Product Loss), nor will Owner be obligated to provide such special Service. It is understood that the cost of any additional or special equipment required by Customer or of alterations made necessary by the nature of Product will be for the account of Customer, and Customer will be responsible for the expense of any necessary cleaning and restoration to their previous condition of the Terminals and Storage Tanks, including, without limitation, pumps, and loading facilities, unless otherwise explicitly stated in this Agreement. All fixtures, equipment and appurtenances attached to the Storage Tanks will be installed by the Owner and will remain the property of Owner.

4.5 Upon a change in the Product to be terminalled and stored during the Term of this Agreement, or upon termination of this Agreement, Customer shall remove all liquid Product from the Terminals and Storage Tanks that can be safely pumped with existing equipment. Customer shall have a reasonable amount of time to remove all liquid Product from the Terminals and Storage Tanks. Customer agrees to reimburse Owner for the actual costs of such removal, plus a ten percent (10%) administrative fee, should Customer fail to remove its liquid Product within a reasonable time period.

4.6 If any Governmental Authority requires installation of any improvement, alteration or addition to any Terminal or Storage Tank for purposes of compliance with Applicable Law, and if the installation would require Owner to make substantial and unanticipated capital expenditures, other than continued maintenance and capital expenditures not affected by such requirement, Owner will be entitled to impose a reasonable service surcharge (which surcharge may include the Owner’s cost of capital) in addition to the fees set out in Attachment “A”. Owner will notify Customer of (i) the cost of making any such improvement, alteration or addition, after Owner’s efforts to mitigate such costs, (ii) when such improvement, alteration or addition must be completed and (iii) the Owner’s reasonable estimate of the service surcharge related to the capital expenditure to be paid by Customer over the remaining Term. Owner will not be required to make any improvements, alterations or additions to the Terminals or the Storage Tanks in such circumstance, unless Customer agrees to pay the surcharge. If Customer elects, after negotiation with Owner in good faith, not to pay the surcharge and the Owner chooses not to pay for such improvement, alteration or addition, Owner may direct the affected Product to a mutually acceptable Storage Tank at the same Terminal, another Terminal or at other facilities owned by Owner or its Affiliates. If Customer elects not to pay the surcharge, and if Owner does not direct the Product to mutually acceptable alternate facilities, either Party may terminate this Agreement as to the Services provided at the affected Terminals and/or Storage Tanks from this Agreement, with an equivalent reduction of the fees set out on Attachment “A”, including the Minimum Use Commitments, by giving the other Party notice of its intention no later than thirty (30) days after Owner’s receipt of notice of Customer’s election not to pay the service surcharge. If Customer elects to pay the service surcharge, Owner shall proceed with the installation of the required improvement, alteration or addition. Owner will calculate the surcharge required to recover the portion of Owner’s costs for the improvement, alteration or addition attributable to Customer’s use of the impacted portion of the Terminals and/or Storage Tanks. The portion of Owner’s costs to be recovered through the surcharge to Customer shall equal the percentage of total revenues from the impacted segment of the Terminals and/or Storage Tanks attributable to Customer’s use of such Terminal or Storage Tank segment for the six (6) full Months preceding the date of Owner’s notice to Customer of the cost of the improvement, alteration or addition.

Customer may pay the surcharge in equal monthly installments over the remaining Term. In such a case, the amount of the monthly installment will be increased by an interest component calculated on the surcharge at a rate of 1% over the prime lending rate as reported in the Wall Street Journal on the date of completion of such installation. Within thirty (30) days after completion of the required improvement, addition or alteration, Customer may elect to pay the surcharge for the remaining Term in one lump sum. Owner shall calculate the cost of the improvement, alteration or addition and the surcharge using reasonable assumptions and estimates. In addition to actual capital and installation costs, the costs to be recovered through the surcharge will include engineering and interest expense (at a rate of 1% over the prime lending rate as reported in the Wall Street Journal on the date of completion of such installation) and subsequent reasonable expenses, if any, of operating or maintaining such installation as reasonably determined by Owner.

4.7 When the Product is specifically identified and kept separate from the product of other customers (“Segregated Service”), Customer will be responsible for providing all tank bottoms and in all other cases, Customer will be responsible for providing its proportional share of tank bottoms. Customer will retain ownership of any portion or all of the tank bottoms it provides.

Section 5. Product Quality Standards and Requirements.

5.1 Customer warrants to Owner that all Product tendered by or for the account of Customer for receipt into the Terminals and Storage Tanks will conform to the specifications for such Product set forth in Attachment “B”, attached to this Agreement and included in it for all purposes by this reference, and will comply with industry standards and all Applicable Law. Owner may rely upon the specifications and representations of Customer, if any, set forth in the Scheduling Notice described in Section 4.2 as to Product quality. Owner will not be obligated to receive Product into the Terminals and Storage Tanks that is contaminated or that otherwise fails to meet the specifications set forth on Attachment “B”, nor will Owner be obligated to accept Product that fails to meet Product grade, if any, set forth in the Scheduling Notice. Should Owner remove or dispose of or otherwise treat the Product for any water or other material or contaminants in or associated with the Product at any time, Customer shall pay or reimburse all costs and expense associated with such removal, disposal or treatment.

5.2 The quality of Product tendered into the Terminals and Storage Tanks for Customer’s account may be verified either by Customer’s laboratory analysis, or by an Independent Inspector’s analysis indicating that the Product so tendered meets minimum Product specifications, if any, set forth in the Scheduling Notice. Such analysis may be conducted on a periodic basis in accordance with a quality compliance program implemented by Customer, which program shall be subject to the approval of Owner, which approval shall not be unreasonably withheld. All costs associated with such compliance program shall be borne by Customer. Upon reasonable notice to Customer, Owner, at its expense, may sample any Product tendered to Owner for Customer’s account for the purpose of confirming the accuracy of the analysis.

5.3 Unless Owner has provided Segregated Service for the Product, Owner may commingle fungible Products received from or on behalf of Customer with those fungible products of other Third Parties using the Storage Tanks. Each Party may at all reasonable times conduct appropriate tests to determine whether Product meets the applicable specifications set forth in the Scheduling Notice. Owner will be liable to Customer by reason of contamination of Product occurring at the Terminals or in the Storage Tanks that causes the Product to fail to meet specifications, but only to the extent such contamination involves a Product Loss. In all other cases, Customer shall indemnify Owner for any Liability incurred by Owner to parties who purchase Product from Customer.

Section 6. Title and Custody of Product.

6.1 Title to the Product will remain with Customer at all times subject to any lien in favor of Owner created pursuant to the terms of this Agreement or under Applicable Law. Owner will assume custody of the Product beginning when such Product passes the flange connection between the rail car, barge, ship, or vehicle and Owner’s receiving hose at the Terminals and custody will pass back to Customer at the time such Product passes the outlet flange of each Storage Tank.

6.2 Owner shall indemnify Customer for damages, losses, or injury caused by Owner’s gross negligence or intentional misconduct. Owner shall otherwise have no responsibility for any loss, damage or injury to persons or property (including the Product) arising out of possession or use of the Product, except to the extent that such loss, damage or injury involves a Product Loss. Customer shall indemnify Owner for any Liability incurred by Owner to Third Parties arising out of Owner’s possession or use of the Product for which Owner is not liable under this paragraph and for any Liability to Third Parties arising out of or pertaining to the Product before its delivery by Customer to the Terminals and after its receipt by Customer from the Storage Tanks.

Section 7. Limitation of Liability and Damages.

7.1 The maximum Liability of Owner for Product Loss will not exceed, and is strictly limited to, the market value of the Product at the time of the Product Loss or immediately prior to its contamination, plus the costs and expenses actually, reasonably and necessarily incurred by Customer or Customer’s immediate purchaser in damage to equipment into which such Product was delivered from the Storage Tanks, plus any fines and penalties actually levied or imposed by anyone including federal, state or local governments against Customer or Customer’s immediate purchaser by reason of such fault on Owner’s part. Owner may, in lieu of payment for Product, replace such Product with Product of like grade and quality.

7.2 EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS OF THIRD PARTIES, AND EXCEPT FOR CUSTOMER’S MINIMUM USE COMMITMENTS, THE PARTIES’ LIABILITY FOR DAMAGES HEREUNDER IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES ITS DUTY TO MITIGATE DAMAGES HEREUNDER.

Section 8. Product Measurement.

8.1 Quantities of Product delivered to the Terminals and redelivered from the Storage Tanks shall be determined for deliveries and receipts by truck, rail, ship and barge volumes and shall be measured by one of the following methods: meter, scale weights, bills of lading, barge and ship gauges or terminal tank gauges. Absent fraud or manifest error, the quantities of Product in the Storage Tanks at any time will be determined from inventory records of receipts and deliveries. Unless indicated otherwise, quantity determinations will be based on a Barrel or Ton of Product and shall be determined in accordance with the latest established API/ASTM standards for the method of delivery. Gauging of Product received, delivered and in storage will be taken jointly by representatives of the Parties; provided, that if Customer does not have representatives present for gauging, Owner’s gauging will be conclusive, absent fraud or manifest error. Customer may use an Independent Inspector at its own expense.

8.2 Storage Tank meters and gauges will be calibrated periodically and after each completion of a repair or replacement of a meter. Such repairs and replacements shall be at Owner’s expense. Such calibration shall be in accordance with the latest applicable API/ASTM standards. If a meter or gauge is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the Owner to promptly make repairs or replacements. In the event that Product was received into Storage Tanks having a faulty meter or gauge, the Parties will determine the correct volume of Product received. If the Parties are unable to determine and agree on the correct volume of Product received, they will appoint a mutually acceptable Independent Inspector to determine the correct quantity, and the findings of the Independent Inspector shall be final and binding on the Parties except for fraud or manifest error. The Parties shall share equally the cost of the Independent Inspector under this Section 8.2.

Section 9. Product Loss and Product Gain.

9.1 During such time as Owner has custody of the Product pursuant to Section 6, Owner will indemnify Customer against, and is responsible for, any Product Loss that occurs while the Product is located at the Terminals or remains in the Storage Tanks. In the event of the foregoing Product Losses, the total Barrels of net Product Loss each calendar quarter will be determined and will be replaced by Owner, or Owner will reimburse Customer the cost of such Product.

9.2 Each calendar quarter, Owner will use the measurement procedures set out in Section 8 to determine the net gain or loss of Product in the Storage Tanks, excluding any loss resulting in Product Loss. Owner shall not be liable for any net loss (other than Product Loss) and may retain any net gain during the Term of this Agreement.

Section 10. Force Majeure.

10.1 If either Party is unable to perform or is delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure, that Party may be excused from such performance by giving the other Party prompt written notice of any event that is or could become an event of Force Majeure with reasonably full particulars thereof. The obligations of the Party giving notice, so far as such obligations are affected by the event of Force Majeure, will be suspended during, but not longer than, the continuance of the event of Force Majeure beginning with the time that the event first occurs. The affected Party must act with commercially reasonable diligence to overcome or remedy the event of Force Majeure and resume performance as quickly as possible. Once the event of Force Majeure is remedied, the affected Party shall notify the other Party that the event of Force Majeure no longer affects such obligations. If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure, the fees hereunder, not already due and payable, and the Minimum Use Commitments, if any, that are directly affected by such Force Majeure event will be excused or proportionately reduced, on a daily basis, for so long as the Owner’s performance is excused due to the event of Force Majeure.

10.2 The requirement that any Force Majeure event be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to an event of Force Majeure contrary to its wishes.

10.3 If either Party is rendered unable to perform by reason of an event of Force Majeure for a period in excess of one year, then either Party may terminate this Agreement with respect to the portion of the Terminals and the Storage Tanks affected by such Force Majeure event upon written notice to the other Party.

Section 11. Inspection of and Access to the Storage Tanks.

11.1 Customer shall have the right during Owner’s normal business hours and after reasonable notice to Owner so as not to disrupt the operations of the Terminals or the Storage Tanks or Owner’s other operations (i) to make periodic operational inspections of the Terminals and Storage Tanks, (ii) to conduct audits of any pertinent books and records, including those related to receipts, deliveries and inventories of Product, and (iii) to conduct physical verifications of the amount of Product delivered to the Terminals and stored in the Storage Tanks. Customer’s right and that of its authorized representatives to inspect the Terminals and Storage Tanks will be exercised by Customer in a way that will not interfere with or diminish Owner’s control over or its operation of the Terminals or Storage Tanks and will be subject to reasonable rules and regulations promulgated by Owner.

11.2 Customer acknowledges that any grant of the right of access to the Terminals and Storage Tanks under this Agreement or under any document related to this Agreement is a grant of a license only and shall convey no interest in or to the Terminals or Storage Tanks or any part of it, and may be withdrawn by Owner at its discretion at any time.

Section 12. Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Owner. Customer covenants that it will not by operation of law or otherwise assign, hypothecate, pledge, encumber or mortgage this Agreement, or any part of or right or obligation under it, without the prior written consent of Owner in each instance; provided, however, (i) Customer shall be allowed to pledge and hypothecate its interest hereunder to the lenders under its credit facilities and (ii) Owner recognizes that the Customer intends to contract with Third Parties related to the storage and terminalling of Product which will require the use of the Owner’s services, and the foregoing limitation shall not prevent such activities, but in no event shall such activities give any Third Party any rights against Owner, and the Third Parties shall look solely to Customer for performance. For purposes of this Section, “assign” will be considered to include any change in the majority ownership or control of Customer or Owner, as applciable. The foregoing limitation on the right to assign is intended to be not only a covenant but a full and absolute withholding of the power and authority to assign, transfer, hypothecate, encumber or mortgage this Agreement, and any attempt by Customer to assign, transfer, hypothecate, encumber or mortgage this Agreement will be null and void and need not be recognized by Owner for any purpose. Owner may, however, ignore any such attempt to assign, transfer, hypothecate, encumber or mortgage this Agreement and may continue to deal with Customer as if such attempt had never been made and continue to look to and demand of Customer full performance of all terms, conditions and provisions of this Agreement, including the Minimum Use Commitment. The consent by Owner to any assignment, hypothecation, pledge, encumbrance, mortgage or use of this Agreement will not constitute a waiver of Owner’s right to withhold its consent to any other or further assignment, hypothecation, pledge, encumbrance, mortgage or use of the Agreement. The absolute and unconditional prohibitions contained in this Section and Customer’s agreement to them are material inducements to Owner to enter into this Agreement, and any breach of them will constitute a material default under this Agreement permitting Owner to exercise all remedies provided for in this Agreement or by law.

Notwithstanding anything hereinabove to the contrary, Owner shall be permitted to sell or otherwise transfer all or part of the Terminals and Storage Tanks to an Affiliate, whether by sale or by operation of law, provided, such Affiliate agrees to be bound the terms and conditions of this Agreement with respect to the Terminals and Storage Tanks transferred to it. Owner shall likewise be permitted to sell or otherwise transfer all or part of the Terminals or the Storage Tanks to a non-Affiliate, provided, such non-Affiliate agrees to be bound the terms and conditions of this Agreement with respect to the Terminals and Storage Tanks transferred to it, provided, further, that such sale or transfer to a non-Affiliate shall not be permitted if (i) such sale or transfer would have a material adverse effect on the transactions contemplated under this Agreement or (ii) such sale or transfer is made to a Third Party that Customer reasonably deems to be unacceptable based upon a review of such Third Party’s creditworthiness, financial capabilities, and ability to operate the Terminals and Storage Tanks. Owner shall give Customer written notice of any proposed sale or other transfer at least sixty (60) days prior to the sale or other transfer and, in the case of a transfer to a Third Party, shall set out the name and sufficient background information about the proposed transferee to allow the Customer to reasonably determine whether the transfer would have a material adverse effect on the transactions under the Agreement. Customer will, before the end of the sixty (60) days, deliver its written consent to the transfer to Owner, not to be unreasonably withheld, or else give notice of its objection to the transfer and the reason or reasons for its objection.

Section 13. Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated in Attachment “A” or to such other address or facsimile number as one Party shall provide to the other Party in accordance with this provision. Unless provided otherwise herein, all statements, payments and other documents to be delivered pursuant to this Agreement shall also be delivered to the address of the Party indicated in Attachment “A”.

Section 14. Compliance with Law and Safety.

14.1 Customer warrants that the Product tendered by it has been produced, transported and handled in full compliance with all Applicable Law. Owner warrants that the services provided by it under this Agreement are in full compliance with all Applicable Law. Each Party also warrants that it may lawfully receive and handle the Product, and it will furnish to the other Party any evidence required to provide compliance with Applicable Law and to file with applicable Governmental Authorities reports evidencing such compliance with Applicable Law.

14.2 Customer will furnish Owner with information (including material safety data sheets) concerning the safety and health aspects of the Product terminalled or stored under this Agreement. Owner will communicate such information to all persons who may be exposed to or may handle such Product, including without limitation, Owner’s agents and contractors.

Section 15. Default, Waiver and Remedies.

15.1 The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a) either Party fails to pay any sum owed by it to the other Party under this Agreement within fifteen (15) Business Days of the delivery to the defaulting Party of a notice of default;

(b) either Party fails to satisfy any obligation or render any performance to the other Party or breaches any covenant made to the Party under this Agreement, which breach of obligation, performance or covenant, if capable of being cured, is not cured to the reasonable satisfaction of the other Party within fifteen (15) Business Days from the date that such Party receives notice that corrective action is needed;

(c) either Party files a petition in bankruptcy or otherwise becomes subject to the jurisdiction of a bankruptcy court;

(d) either Party to this Agreement shall repudiate, deny or disaffirm its obligations under this Agreement;

(e) this Agreement is cancelled, terminated, revoked or rescinded without the express prior consent of the other Party (except for a termination under Section 10.3 hereof), or any proceeding shall have been commenced by any person (other than either Party) seeking to cancel, revoke, rescind or disaffirm the obligations of any Party to this Agreement (unless such Party is contesting the proceeding in good faith and such proceeding is withdrawn or dismissed with prejudice within 15 days); or

(f) the failure to provide an assurance of future performance under Section 17.2.

15.2 The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement, and a single or partial exercise of any right, power or privilege by one Party in the event of the other Party’s default will not preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege. Nothing in this Section 15.2 is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement, under Applicable Law or in equity. The remedies provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of the non-defaulting Party at law or in equity. Acceptance by Owner of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances. Notwithstanding any provision in this Agreement to the contrary, if Customer is not then in default, Customer shall be entitled to remove its Product from the Terminals and Storage Tanks at any time if Owner is in default under this Agreement.

15.3 Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, the non-defaulting Party may, by delivery of written notice to the defaulting Party, take any or all of the following actions, without prejudice to the rights of the non-defaulting Party to enforce its claims against the defaulting Party and to enforce any other remedies provided by law: (a) withhold or suspend its performance under this Agreement without prior notice; (b) immediately terminate this Agreement in whole or in part; and (c) enforce any and all rights and interests created and existing under this Agreement or arising under Applicable Law, including, without limitation, all rights and remedies existing under any security documents and all rights of setoff. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

Section 16. Insurance.

16.1 Workers’ Compensation Insurance. At all times during the term of this Agreement, each Party shall carry and maintain in force, workers’ compensation insurance, with policy limits equal to or greater than the statutory requirements of the states in which the Storage Tanks are located and employers’ liability insurance with policy limits equal to or greater than $3,000,000 for each accident, $3,000,000 for each employee and $3,000,000 as to each disease. In the event either Party leases employees, then lessee Party shall cause lessor Party to carry workers’ compensation and/or employer’s liability insurance at the levels set forth above.

16.2 General Liability Insurance. At all times during the term of this Agreement, each Party shall carry and maintain in force, comprehensive general liability insurance, with a minimum $3,000,000 combined single limit. The Owner’s commercial general liability insurance shall include coverage for Product Loss for Product in the care, custody and control of Owner and shall cover “sudden and accidental pollution” events.

16.3 Automobile and Truck Insurance. At all times during the term of this agreement, each Party shall carry and maintain in force, commercial automobile liability insurance with a minimum $3,000,000 combined single limit per occurrence for owned, hired and non-owned automotive equipment. If work is to be performed by either Party involving hauling Product subject to section 29 and 30 of the Motor Carrier Act of 1980, then coverage shall include broadened pollution coverage using ISO endorsement CA-99-48 Broadened Pollution Coverage – Truckers, or an endorsement that offers similar or greater coverage.

16.4 Customer’s Product Insurance. Insurance on Customer’s Product, if any, that may be desired by Customer, shall be carried by Customer at Customer’s expense. Should Customer elect to carry Product insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of Owner and its affiliates.

16.5 Miscellaneous Insurance Provisions.

(a) The above stipulated levels of insurance coverage may be satisfied through primary insurance or a combination of primary and excess or umbrella liability insurance.

(b) Either Party may elect to self-insure for the coverages required by this Section 16 upon written approval by other Party.

(c) Either Party may elect deductibles to the coverages required by this Section 16 upon the written approval by other Party.

(d) The mere purchase and existence of insurance coverage shall not reduce or release either Party from any liabilities incurred or assumed under this Agreement.

Section 17. Security and Credit.

17.1 If Customer fails to pay the sums owed by it to Owner pursuant to this Agreement when due, Owner shall provide Customer with notice of default as provided in this Agreement and an opportunity to cure such default within a period of fifteen (15) days from delivery of such notice. If Customer has not cured such default within such fifteen (15) day cure period, Owner may exercise any of the remedies provided in Section 15.3 or proceed in accordance with Applicable Law to recover its damages, including, without limitation, all costs, reasonable attorney fees, and expenses incurred by Owner in the recovery of fees owed to Owner by Customer.

17.2 If at any time Owner believes in good faith that the ability of the Customer to perform under this Agreement has been impaired or is unsatisfactory, advance cash payment or other assurance of future performance acceptable to Owner, including letters of credit, will be given by Customer upon demand by Owner to cover fees that are reasonably anticipated to become due under this Agreement over the remaining Term. Failure to provide an assurance of future performance pursuant to this paragraph shall be deemed an Event of Default under Section 15.1.

17.3 If any insolvency, bankruptcy, receivership, or similar proceedings are initiated by or against Customer, on the day immediately before such event, any fees for services rendered or to be rendered under this Agreement and any fees required to be paid for the remaining Term of this Agreement, will become immediately due and payable, and this Agreement will terminate, without prejudice to any other rights or remedies it may have under this Agreement or the law.

Section 18. Indemnity.

18.1 Indemnity. Subject to Section 7, each Party (the “Indemnifying Party”) shall indemnify and hold the other Party, its Affiliates, and their employees, directors, officers, representatives, agents and contractors (collectively, the “Indemnified Party”) harmless from and against any and all Liabilities arising from the Indemnifying Party’s (i) breach of this Agreement, (ii) gross negligence or willful misconduct of it, its Affiliates and their employees, directors, officers, representatives, agents or contractors in connection with the performance of such Party’s obligations under this Agreement, or (iii) failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of the Product, unless and to such extent that such Liability results from the Indemnified Party’s breach of this Agreement, gross negligence or willful misconduct, or failure to comply with Applicable Law.

18.2 No Third Party Rights. The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in or enforceable by any Third Party, whether a Governmental Authority or private entity, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement. The terms of this Agreement are enforceable only by the Parties, and no Third Party, including a member of Owner, shall have a separate right to enforce any provision of this Agreement, or to compel any Party to comply with the terms of this Agreement.

18.3 Notice. The Indemnified Party shall notify the Indemnifying Party as soon as practicable after receiving notice of any claim or proceeding brought against it that might give rise to an indemnity claim under this Agreement (a “Third Party Claim”) and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

18.4 Claims. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Third Party Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if in the Indemnified Party’s reasonable judgment (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or defenses are available to the Indemnified Party that are not available to the Indemnifying Party (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim or proceeding that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All reasonably incurred costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

18.5 Settlement. No Third Party Claim may be settled or compromised by (i) the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any proceeding if such proceeding involves an Event of Default by the Indemnifying Party under this Agreement which shall have occurred and be continuing.

Section 19. Construction of Agreement.

19.1 Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

19.2 Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties.

19.3 Severability. Any provision of this Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Agreement, or affect the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Agreement as a whole.

19.4 Entire Agreement and Conflict with Attachments. This Agreement (including Attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. The terms of this Agreement may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between the body of this Agreement and any of its Attachments, the terms contained in the Attachments will govern.

19.5 Law. This Agreement will be construed and governed by the laws of the State of Oklahoma except the choice of law rules of that State that may require the application of the laws of another jurisdiction.

19.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

19.7 Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

19.8 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including any limited partners of SemGroup Energy Partners, L.P.) other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

This Agreement has been executed by the authorized representatives of each Party as indicated below as of the Effective Date.

SemMaterials, L.P.

By:	SemOperating G.P., L.L.C.
Its:	General Partner

By
Name:	Frank R. Panzer
Title:	President of SemMaterials

SemMaterials Energy Partners, L.L.C.

By
Name:	Kevin L. Foxx
Title:	President and Chief Executive Officer

Signature Page to

Terminalling and Storage Agreement

by and between

SemMaterials, L.P.

and

SemMaterials Energy Partners, L.L.C.

dated as of                     , 2008

ATTACHMENT “A”

1.	Customer Notice and Billing Address

SemMaterials, L.P.

6502 South Yale

Tulsa, Oklahoma 74136

2.	Owner Notice Address

SemMaterials Energy Partners L.P.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

3.	Fees for Storage and Terminalling Services; Reimbursement of Energy Costs

(a)	Storage Service Fees:

Minimum Use Fee: Customer is required to use or pay for storage services on 5,000,000 Barrels per month (“Minimum Storage Commitment”) at charge of $** per Barrel per month (“Base Storage Charge”). The determination of the number of Barrels stored per month shall be calculated based on the average Barrels stored per day according to Owner’s month end perpetual inventory records (as adjusted by Owner for any physical inventory counts taken). The Minimum Storage Commitment fees will be payable in full, in cash, on a monthly basis (unless the failure to achieve the Minimum Storage Commitment results from Owner’s inability or failure to provide the services, as specified in this Agreement). Should the initial month under this Agreement be less than a full month, the Minimum Storage Commitment for that month shall be proportionately reduced to reflect the actual time period.

Fees for Additional Storage: To the extent that the number of barrels stored on behalf of Customer exceeds the Minimum Storage Commitment set forth above in any given Month, Customer shall pay for such services an amount equal to 110% of the Base Storage Charge per Barrel for such excess barrels. This charge will be invoiced and will be payable monthly.

(b)	Terminalling Fees:

Minimum Use Fee: “Throughput” means, for any period, the aggregate quantity of Product moved through Owner’s Storage Tanks on behalf of Customer under this Agreement and such quantity shall be calculated based upon the total quantity of asphalt products shipped and/ or sold by Customer from the facilities where the Storage Tanks are located with such quantity of asphalt products converted to base asphalt cement Tons based upon agreed to formulas between Owner and Customer. Customer is required to use or pay for throughput services on ** Tons per calendar quarter (“Minimum Throughput Commitment”) at a charge of $** per Ton. The Minimum Throughput Commitment fees per calendar quarter will be payable in advance, in full, in cash, on a monthly basis in

**	Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Attachment A-1

three equal payments (unless the failure to achieve the Minimum Throughput Commitment results from Owner’s inability or failure to provide the services, as specified in the Agreement). Should the initial calendar quarter under this Agreement be less than a full calendar quarter, the Minimum Throughput Commitment for that quarter shall be proportionately reduced to reflect the actual time period.

Fees for Additional Throughput: If throughput in any calendar quarter during the term hereof exceeds the Minimum Throughput Commitment, then Customer shall pay for such services at a charge of $** per Ton for such excess Tons. This charge will be invoiced in the final month of a calendar quarter.

(c)	CPI Index Adjustments of Fees:

The fees set forth in paragraphs (a) and (b) above will be subject to adjustment as of the first day of July of each year beginning on July 1, 2009. The fee then in effect will be adjusted by the percentage increase or decrease in the Consumer Price Index- All Urban Consumers for the last calendar year compared to the immediately preceding calendar year as published by the United States Department of Labor, Bureau of Labor Statistics, or any other successor or substitute agency or authority; provided, however, no fee, as adjusted, will ever be less than the original amount of said fee set forth in this Attachment “A”.

(d)	Reimbursement of Energy Costs:

Customer shall reimburse Owner for all direct energy costs (e.g., electricity, natural gas, steam) attributable to the services provided hereunder. Direct energy costs will be based upon usage as determined by metering equipment that serves the facility where the Storage Tanks are located. Energy costs will be invoiced monthly for the prior month’s energy usage.

4.	Operating Hours

24 Hours per day, 7 days per week.

5.	Terminals

Terminals means (i) the asphalt cement and residual fuel storage Terminals of Owner as listed in Attachment A-1 attached hereto, and as may be amended from time to time, and (ii) any asphalt cement or residual fuel storage terminals as are subsequently acquired or constructed by the Owner to replace such existing asphalt cement and residual fuel storage terminals, provided, Terminals shall not include any of Customer’s asphalt manufacturing or processing facilities and equipment that are located at any Terminal.

6.	Term

The initial term of this Agreement (the “Initial Term”) begins on the Effective Date and ends December 31, 2014. At the end of the Initial Term, this Agreement will automatically extend for successive periods of one Contract Year each (each such period being an “Extended Term”), unless either Party notifies the other at least twelve Months before the end of the Initial Term or the then-current Extended Term, if any, that it desires to terminate the Agreement effective at the end of the Initial Term

**	Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Attachment A-2

or the then current Extended Term, if any. The Initial Term together with all Extended Terms, if any, will be deemed the “Term” of this Agreement. For a period of two (2) Calendar Years after the termination or expiration of this Agreement, Owner shall have a preferential right to match any bona fide Third Party offer for any storage or throughput services provided to Customer on the same terms and conditions specified in the Third Party offer. Customer shall not be obligated to accept Owner’s offer to provide such services unless Owner agrees to provide the services to Customer on the terms and conditions set forth in the Third Party offer.

Attachment A-3

ATTACHMENT “A-1”

Terminals

Ardmore, OK

Austin, TX

Bay City, MI

Billings, MT

Boise, ID

Catoosa, OK (Emulsion plt)

Catoosa, OK (Port 33)

Chicago, IL Marine Oil

Columbus, OH

Denver C, CO

Denver K, CO

Dodge City, KS

El Dorado, KS

Ennis, TX

Fontana, CA

Garden City, GA

Gloucester City, NJ

Grand Island, NE

Grand Jct, CO

Halstead, KS

Las Vegas, NV

Lawton, OK

Little Rock, AR

Lubbock, TX

Memphis Emulsion, TN

Memphis TN

Morehead City, NC

Muskogee, OK

N. Salt Lake City, UT

New Madrid, MO

Newport News, VA

Northumberland, PA

Attachment A-1-1

Parsons, TN

Pasco, WA

Pekin, IL

Port of Catoosa, OK

Pueblo, CO

Reading, PA

Saginaw, TX

Salina, KS

Sedalia, MO

Spokane (Hillyard), WA

Spokane (Valley), WA

St. Louis, MO

Warsaw, IN

Woods Cross, UT

Attachment A-1-2

ATTACHMENT “B”

Asphalt Cement meeting the following specifications: all viscosity and penetration for graded paving, including, but not limited to, AC-5, AC-7, AC-10, AC-13, AC-15, AC-20, AC-30, AC-40/50, RA-800, RA-900, RA-925 and all asphalt emission base stock products.

Residual Fuel oils meeting the following specifications: all residual fuel oil products, including but not limited to, vacuum gas oil, carbon black oil, vacuum tower bottoms, light cycle oils, FCC bottoms and flux.

Attachment B-1